UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 28, 2022

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 EAST INNOVATION CIRCLE

TEMPE, AZ 85284

(Address of principal executive offices, including zip code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AMKR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 28, 2022, Amkor Technology Singapore Holding Pte. Ltd. (“ATSH”), a Singapore subsidiary of Amkor Technology, Inc. (the “Company”), replaced its existing senior revolving credit facility, dated as of July 13, 2018, with a new revolving credit facility (the “Singapore Revolver”) pursuant to a Secured Facility Agreement (the “Facility Agreement”), dated as of March 28, 2022, by and among the Company, as parent, ATSH, as borrower, the Company’s Taiwan subsidiaries, as original guarantors (together with the Company, the “Guarantors”), the Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (“HSBC”) and DBS Bank Ltd., each as mandated lead arranger and bookrunner, the other financial institutions party thereto, as lenders, HSBC, as agent and offshore security trustee, and CTBC Bank Co., Ltd., as onshore security agent. The Singapore Revolver is guaranteed by substantially all assets of ATSH and the Guarantors. The proceeds of the Singapore Revolver may be used for general corporate purposes.

The maximum amount available to draw under the Singapore Revolver is $600 million. The availability is limited to a base amount equal to $250 million plus a variable amount equal to 37.5% of the Company’s consolidated accounts receivable balance.

The Singapore Revolver will mature on March 28, 2027. The Singapore Revolver bears interest at a rate equal to the sum of (i) 1.75% per annum, plus (ii) the compounded reference rate calculated as set forth in the Singapore Revolver, based on the secured overnight financing rate, plus (iii) 11-33 basis points (depending on the interest period).

Under the Facility Agreement, the Company must meet certain financial covenants, including a quarterly debt service coverage ratio test of greater than 2.00 on a trailing twelve-month basis and a quarterly maximum leverage ratio test of less than 3.00 on a trailing twelve-month basis.

ATSH will be obligated to make mandatory prepayments under the Singapore Revolver under certain circumstances, including if the aggregate amount outstanding under the Singapore Revolver is greater than the applicable availability, if a Change of Control (as defined in the Facility Agreement) occurs or out of the proceeds of certain asset sales.

The Facility Agreement also includes other covenants, including certain limitations on the incurrence of additional indebtedness or liens, the making of investments or the disposition of assets.

The Facility Agreement includes certain events of default, including: (a) failure to pay principal, interest or other amounts when due; (b) failure to meet the financial covenants or breach of any other obligations under the Facility Agreement or related documents; (c) a default with respect to other indebtedness of the Company or its subsidiaries; (d) certain events of bankruptcy, insolvency, liquidation, foreclosure or the like relating to the Company or any of its subsidiaries; or (e) a Material Adverse Effect (as defined in the Facility Agreement).

The foregoing summary of the Singapore Revolver is not complete and is qualified in its entirety by the full text of the Facility Agreement, a copy of which is included with this report as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Secured Facility Agreement, dated March 28, 2022, between Amkor Technology, Inc, as parent, Amkor Technology Singapore Holding Pte. Ltd., as borrower, the subsidiaries of the borrower set forth in the schedules thereto, as original guarantors, the Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (“HSBC”) and DBS Bank Ltd., each as mandated lead arranger and bookrunner, the other financial institutions party thereto, as lenders, HSBC, as agent and offshore security trustee, and CTBC Bank Co., Ltd., as onshore security agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:	/s/ Mark N. Rogers
Mark N. Rogers
Executive Vice President, General Counsel and Corporate Secretary

Date: March 29, 2022